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                                                                      EXHIBIT 11

            SECOND EXTENSION, EARLY TERMINATION AND WAIVER AGREEMENT

          This Second Extension, Early Termination and Waiver Agreement (this "Agreement") is made as of April 30, 1998 by and between Albertson's, Inc., a Delaware corporation ("Acquiror"), Locomotive Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror ("Newco"), and Buttrey Food and Drug Stores Company, a Delaware corporation (the "Company"), in connection with that certain Agreement and Plan of Merger, dated as of January 19, 1998, among Acquiror. Newco and the Company (the "Merger Agreement").

                                    RECITALS

          WHEREAS, Acquiror, Newco and the Company constitute all of the parties to the Merger Agreement; and

          WHEREAS, Section 1.1 of the Merger Agreement describes the initial agreement of the parties hereto with respect to the conduct of the Offer; and

          WHEREAS, the parties hereto have previously entered into that certain Extension, Early Termination and Waiver Agreement, dated as of February 23, 1998 (the "First Extension Agreement"), which sets forth certain additional terms and conditions of their agreement with respect to the conduct of the Offer;

          WHEREAS, the parties hereto desire to set forth in writing certain further additional terms and conditions of their agreement with respect to the conduct of the Offer, and

          WHEREAS, each of the respective Boards of Directors of the parties hereto has authorized the execution of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.
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          2.  Extension of Extended Expiration Date. In the event all conditions to the Offer (including the conditions set forth in Exhibit A to the Merger Agreement) have not been satisfied or waived at or before 12:00 midnight, New York City time, on April 30, 1998, Acquiror and Newco shall extend the expiration date of the Offer by filing with the Commission an amendment to the Schedule 14D-1 providing that the Offer will expire at 12:00 midnight, New York City time, on July 15, 1998 (the "Second Extended Expiration Date").

          3. Early Termination. In the event all conditions to the Offer (including the conditions set forth in Exhibit A to the Merger Agreement) have been satisfied on or before the day that is 10 Business Days prior to the Second Extended Expiration Date, Acquiror and Newco shall change the expiration date of the Offer to 12:00 midnight, New York City time, on the day that is 10 Business Days following the date on which they will have filed with the Commission an amendment to the Schedule 14D-1 providing for such change. Acquiror and Newco hereby agree to file such amendment on or before the second Business Day following the day on which such conditions have been satisfied and, in connection with such filing, give such notice of such changed expiration date as may be required by the rules and regulations of the Commission.

          4. Waiver. In the event Acquiror and Newco are required to change the expiration date of the Offer pursuant to Section 3 above, Acquiror and Newco shall, upon the filing with the Commission of the amendment providing for such change, waive any and all rights either of them may have to extend the expiration date of the Offer further (including any such right set forth in Section 1.1(b) of the Merger Agreement).

          5. Further Extensions; Closing Actions. This Agreement does not amend or modify Acquiror's or Newco's obligations to extend the Offer beyond the Second Extended Expiration Date as required pursuant to Section 1.1(b) of the Merger Agreement. In the event that Acquiror and Newco are unable to change the expiration date of the Offer as provided in Section 3 above for any reason, Acquiror, Newco and the Company shall take all actions necessary to consummate the Offer and the Merger as expeditiously as possible.

          6. Effect on First Extension Agreement. Upon the execution of this Agreement by all of the parties hereto, the First Extension Agreement shall be of no further force or effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.


                                   ALBERTSON'S, INC.



                                   By: /s/ THOMAS R. SALDIN
                                       -------------------------------------
                                   Name: Thomas R. Saldin
                                   Title: Executive Vice President,
                                          Administration and General Counsel


                                   LOCOMOTIVE ACQUISITION CORP.



                                   By: /s/ THOMAS R. SALDIN
                                       -------------------------------------
                                   Name: Thomas R. Saldin
                                   Title: Vice President


                                   BUTTREY FOOD AND DRUG STORES
                                     COMPANY



                                   By: /s/ WAYNE S. PETERSON
                                       -------------------------------------
                                   Name: Wayne S. Peterson
                                   Title: SUP & CFO






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